Exhibit 99.1

August 1, 2013
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER 2013 RESULTS

Earnings Per Diluted Share of $0.23

Gross Profit Margin Up 280 Basis Points Driven by Year-over-Year Earnings Improvement in Each Operating Segment

Birmingham, Alabama – August 1, 2013 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the second quarter ending June 30, 2013.

Second Quarter Summary

•	Net sales increased $47 million, or 7 percent, versus the prior year.
•	Gross profit increased $27 million, or 25 percent, from the prior year’s second quarter.
•	Aggregates gross profit increased $15 million and gross profit margin increased 130 basis points.
o	Aggregates shipments increased 2 percent from the prior year despite significantly more wet weather in the eastern half of the U.S.
o	Aggregates pricing increased 4 percent versus the prior year.
•	Non-aggregates segment gross profit improved $12 million.
o	Volumes in ready-mixed concrete and cement increased 15 percent and 20 percent, respectively, due to continued improvement in private construction.
•	Earnings from continuing operations were $30 million, or $0.23 per diluted share, versus a loss of $17 million, or $0.13 per diluted share, in the prior year.
•	The Company divested certain non-core operating assets for approximately $35 million in proceeds and a gain of $0.10 per diluted share.
•	EBITDA was $164 million, an increase of $61 million, or 59 percent, compared to the second quarter of last year. Excluding gains on the sale of assets, as well as restructuring and exchange offer costs, Adjusted EBITDA increased 11 percent.

Don James, Chairman and Chief Executive Officer, said, “Each of our operating segments reported solid growth in second quarter earnings, contributing to improved gross profit margin and earnings per share. We achieved these results despite challenging, wet weather conditions that sharply reduced June shipments in many markets. Demand for our products continues to benefit from recovery in private construction activity, particularly residential construction, in many of our key markets. We realized strong increases in second quarter aggregates shipments in key states – driven mostly by housing demand. Growth in residential construction activity, and its traditional following impact on private nonresidential construction, continues to underpin our expectations for volume and earnings improvement in 2013. Assuming more normal weather patterns, we expect that most of the delays in shipments due to weather in the first half of the year can be recovered in the second half of the year.”

Commentary on Second Quarter 2013 Segment Results

Aggregates segment gross profit was $127 million, a $15 million increase from the prior year. This earnings improvement was due to higher prices in virtually all markets and higher volumes in many markets. Overall, freight-adjusted aggregates prices increased 4 percent versus the prior year. Aggregates shipments in a number of the Company’s markets increased sharply versus the prior year. Shipments in Arizona and Florida increased more than 50 percent due mostly to strong private construction demand. Shipments in Texas and along the central Gulf Coast also benefited from stronger demand, particularly large industrial projects, increasing more than 20 percent versus the prior year. Aggregates shipments in North Carolina and California increased 10 to 20 percent compared to the prior year. Shipments in the Midwest and Virginia were sharply lower due to wet weather and the timing of certain large projects in the prior year.

Gross profit from non-aggregates businesses improved $12 million versus the prior year. Segment earnings for Concrete and Cement both benefited from sharply higher shipments. Asphalt Mix segment earnings improved due to lower liquid asphalt costs. Asphalt unit profitability, as measured by materials margin, increased 20 percent compared to the prior year.

2013 Outlook

Regarding the Company’s outlook, Mr. James stated, “We are encouraged by the continued improvement in the economic and construction-related fundamentals that drive demand for our products. Housing starts in the U.S. are up sharply from a year ago and contract awards for private nonresidential buildings, measured in square feet, have increased double-digits as well. Importantly, we are seeing significant growth in housing starts in several key states, including Arizona, California, Florida, Georgia and Texas. Growth in residential construction leads to growth in demand for private non-residential investment as well as new sources of tax revenue, all of which drive increased construction activity. Consequently, aggregates demand in private construction is growing.

Mr. James continued, “As we look at the projects that could impact our 2013 aggregates volumes, we continue to see a disproportionately greater number of large highway and industrial projects. The timing and quantity of shipments to these projects remains difficult to predict. Our current expectation is for aggregates demand from public construction, including highways and other infrastructure, to approximate 2012. However, recent growth, albeit modest, in new highway contract awards has resulted from a more stable and predictable funding environment. New highway projects, as measured by trailing twelve month contract awards, increased 1 percent versus the prior year’s level – the second consecutive quarter with an increase. The large increase in TIFIA funding contained in last year’s highway bill will positively impact future demand.

“As we look to the remainder of 2013, we expect second half aggregates shipments to increase 2 to 4 percent versus the prior year. This volume outlook assumes more normal weather patterns throughout the remainder of the year. Additionally, the timing of aggregates shipments to several large projects remains outside our control and as a result can cause some variability in our year-over-year growth.

“Over each of the past four quarters, our year-over-year quarterly pricing gains of at least 4 percent and the geographic breadth of the pricing improvement help reinforce our expectations for price growth of 4 percent in 2013.

“Additionally, earnings in each of our non-aggregates segments should improve versus the prior year and contribute significantly to our overall earnings improvement in 2013. Asphalt materials margin increased throughout 2012 and we expect materials margins to increase again in 2013 and contribute to earnings growth in this segment. Full year concrete volumes and materials margin are expected to improve in 2013 as housing and private construction continue to recover in key states. Concrete volumes in the first half of 2013 increased 11 percent versus the prior year due in part to increased private construction activity in Florida. We expect the increased private construction activity to continue leading to improved unit profitability in the Concrete segment. Cement earnings should improve in 2013 due to higher shipments and pricing as well as lower production costs.

“We continue to expect full year Selling, Administrative and General expenses to be flat to slightly down as compared to the prior year. Through the first half of 2013, controllable costs are down versus the prior year as we continue to tightly manage expenditures.

“We remain focused on our strategic initiative to enhance our leading aggregates reserve position in attractive markets. During the first half of 2013, we divested certain assets in lower margin, lower growth markets in the Midwest for approximately $40 million in proceeds. Additionally, we added aggregates reserves and operations in attractive markets in Texas and Georgia through acquisitions totaling approximately $90 million. Going forward, we will continue to look for opportunities to further enhance our strategic coast-to-coast footprint.”

Conference Call

Vulcan will host a conference call at 9:00 a.m. CT on August 1, 2013. A live webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 855-877-0343 approximately 10 minutes before the scheduled start. International participants can dial 678-509-8772. The access code is 19403413. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to planned asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the effects of the sequestration on demand for our products in markets that may be subject to decreases in federal spending; changes in Vulcan’s effective tax rate; the increasing reliance on technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(Amounts and shares in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2013	2012	2013	2012
Net sales	$696,078	$648,890	$1,200,632	$1,148,741
Delivery revenues	42,655	45,246	76,263	81,277
Total revenues	738,733	694,136	1,276,895	1,230,018
Cost of goods sold	563,183	542,951	1,050,082	1,020,844
Delivery costs	42,655	45,246	76,263	81,277
Cost of revenues	605,838	588,197	1,126,345	1,102,121
Gross profit	132,895	105,939	150,550	127,897

Selling, administrative and general expenses	64,902	61,914	129,557	126,826
Gain on sale of property, plant & equipment
and businesses, net	23,410	13,152	27,520	19,678
Restructuring charges	-	(4,551)	(1,509)	(5,962)
Exchange offer costs	-	(32,060)	-	(42,125)
Other operating income (expense), net	(4,537)	(904)	(10,196)	720
Operating earnings (loss)	86,866	19,662	36,808	(26,618)
Other nonoperating income (expense), net	286	(709)	2,658	2,391
Interest expense, net	50,873	53,687	103,623	105,954
Earnings (loss) from continuing operations
before income taxes	36,279	(34,734)	(64,157)	(130,181)
Provision for (benefit from) income taxes	6,151	(17,749)	(32,666)	(56,145)
Earnings (loss) from continuing operations	30,128	(16,985)	(31,491)	(74,036)
Earnings (loss) on discontinued operations, net of taxes	(1,356)	(1,298)	5,427	3,700
Net earnings (loss)	$28,772	$(18,283)	$(26,064)	$(70,336)

Basic earnings (loss) per share
Continuing operations	$0.23	$(0.13)	$(0.24)	$(0.57)
Discontinued operations	$(0.01)	$(0.01)	$0.04	$0.03
Net earnings (loss) per share	$0.22	$(0.14)	$(0.20)	$(0.54)

Diluted earnings (loss) per share
Continuing operations	$0.23	$(0.13)	$(0.24)	$(0.57)
Discontinued operations	$(0.01)	$(0.01)	$0.04	$0.03
Net earnings (loss) per share	$0.22	$(0.14)	$(0.20)	$(0.54)

Weighted-average common shares
outstanding
Basic	130,250	129,676	130,219	129,634
Assuming dilution	131,332	129,676	130,219	129,634

Dividends declared per share	$0.01	$0.01	$0.02	$0.02

Depreciation, depletion, accretion and
amortization	$76,961	$84,116	$152,557	$169,283

Effective tax rate from continuing operations	17.0%	51.1%	50.9%	43.1%

                Table B

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands, except per share data)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2013	2012	2012

Assets
Cash and cash equivalents	$86,979	$275,478	$158,301
Accounts and notes receivable
Accounts and notes receivable, gross	410,021	303,178	397,506
Less: Allowance for doubtful accounts	(5,339)	(6,198)	(7,375)
Accounts and notes receivable, net	404,682	296,980	390,131
Inventories
Finished products	266,489	262,886	266,265
Raw materials	29,863	27,758	24,457
Products in process	5,415	5,963	3,974
Operating supplies and other	38,720	38,415	39,910
Inventories	340,487	335,022	334,606
Current deferred income taxes	39,275	40,696	43,357
Prepaid expenses	27,300	21,713	24,840
Assets held for sale	12,926	15,083	-
Total current assets	911,649	984,972	951,235
Investments and long-term receivables	43,194	42,081	28,506
Property, plant & equipment
Property, plant & equipment, cost	6,730,505	6,666,617	6,697,685
Reserve for depreciation, depletion & amortization	(3,519,862)	(3,507,432)	(3,419,174)
Property, plant & equipment, net	3,210,643	3,159,185	3,278,511
Goodwill	3,086,219	3,086,716	3,086,716
Other intangible assets, net	698,471	692,532	694,972
Other noncurrent assets	170,048	161,113	140,135
Total assets	$8,120,224	$8,126,599	$8,180,075

Liabilities
Current maturities of long-term debt	$161	$150,602	$285,152
Short-term debt	100,000	-	-
Trade payables and accruals	128,142	113,337	171,834
Other current liabilities	163,466	171,671	159,481
Liabilities of assets held for sale	-	801	-
Total current liabilities	391,769	436,411	616,467
Long-term debt	2,524,420	2,526,401	2,528,387
Noncurrent deferred income taxes	664,967	657,367	687,337
Deferred revenue	73,068	73,583	-
Other noncurrent liabilities	652,480	671,775	604,948
Total liabilities	4,306,704	4,365,537	4,437,139

Equity
Common stock, $1 par value	129,963	129,721	129,393
Capital in excess of par value	2,592,239	2,580,209	2,560,824
Retained earnings	1,247,984	1,276,649	1,261,501
Accumulated other comprehensive loss	(156,666)	(225,517)	(208,782)
Total equity	3,813,520	3,761,062	3,742,936
Total liabilities and equity	$8,120,224	$8,126,599	$8,180,075

              Table C

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2013	2012
Operating Activities
Net loss	$(26,064)	$(70,336)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	152,557	169,283
Net gain on sale of property, plant & equipment and businesses	(40,550)	(31,014)
Contributions to pension plans	(2,308)	(2,248)
Share-based compensation	11,102	3,601
Deferred tax provision	(31,581)	(51,613)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(108,295)	(20,033)
Other, net	(206)	(701)
Net cash used for operating activities	(45,345)	(3,061)

Investing Activities
Purchases of property, plant & equipment	(60,041)	(33,584)
Proceeds from sale of property, plant & equipment	2,517	26,069
Proceeds from sale of businesses, net of transaction costs	52,908	11,827
Payment for businesses acquired, net of acquired cash	(89,951)	-
Other, net	2	49
Net cash provided by (used for) investing activities	(94,565)	4,361

Financing Activities
Proceeds from line of credit	111,000	-
Payment of current maturities and long-term debt	(161,477)	(105)
Dividends paid	(2,598)	(2,590)
Proceeds from exercise of stock options	3,598	3,524
Other, net	888	333
Net cash provided by (used for) financing activities	(48,589)	1,162
Net increase (decrease) in cash and cash equivalents	(188,499)	2,462
Cash and cash equivalents at beginning of year	275,478	155,839
Cash and cash equivalents at end of period	$86,979	$158,301

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Total Revenues
Aggregates (a)
Segment revenues	$508,438	$471,147	$867,437	$826,765
Intersegment sales	(44,457)	(39,277)	(78,061)	(70,397)
Net sales	463,981	431,870	789,376	756,368
Concrete (b)
Segment revenues	120,294	103,055	220,183	195,526
Intersegment sales	-	(441)	-	(892)
Net sales	120,294	102,614	220,183	194,634
Asphalt Mix
Segment revenues	99,935	103,691	167,222	175,047
Intersegment sales	-	-	-	-
Net sales	99,935	103,691	167,222	175,047
Cement (c).
Segment revenues	23,819	20,326	46,512	40,842
Intersegment sales	(11,951)	(9,611)	(22,661)	(18,150)
Net sales	11,868	10,715	23,851	22,692
Totals
Net sales	696,078	648,890	1,200,632	1,148,741
Delivery revenues	42,655	45,246	76,263	81,277
Total revenues	$738,733	$694,136	$1,276,895	$1,230,018
Gross Profit
Aggregates	$127,120	$111,837	$151,906	$145,886
Concrete	(5,823)	(9,039)	(15,902)	(21,344)
Asphalt Mix	9,234	5,182	11,171	4,522
Cement	2,364	(2,041)	3,375	(1,167)
Total	$132,895	$105,939	$150,550	$127,897
Depreciation, Depletion, Accretion and Amortization

Aggregates	$56,598	$61,663	$112,486	$124,023
Concrete	8,184	10,446	16,160	21,618
Asphalt Mix	2,121	2,209	4,158	4,460
Cement	4,426	3,746	8,332	7,767
Other	5,632	6,052	11,421	11,415
Total	$76,961	$84,116	$152,557	$169,283
Unit Shipments

Aggregates customer tons (d)	36,617	35,980	62,218	63,166
Internal tons (e)	2,948	2,744	5,206	5,010
Aggregates - tons	39,565	38,724	67,424	68,176
Ready-mixed concrete - cubic yards	1,231	1,068	2,254	2,033
Asphalt Mix - tons	1,803	1,838	3,032	3,123
Cement customer tons	121	96	242	205
Internal tons (e)	142	123	269	231
Cement - tons	263	219	511	436
Average Unit Sales Price (including internal sales)

Aggregates (freight-adjusted) (f)	$10.75	$10.38	$10.74	$10.32
Ready-mixed concrete	$92.40	$92.36	$92.23	$92.09
Asphalt Mix	$54.51	$55.29	$54.21	$54.85
Cement	$82.86	$77.79	$82.89	$78.02

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)	Includes tons marketed and sold on behalf of a third-party pursuant to a volumetric production payment (VPP) agreement.
(e)	Represents tons shipped primarily to our downstream operations (i.e., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(f)	Freight-adjusted sales price is calculated as total sales dollars less freight to remote distribution sites divided by total sales units excluding third-party VPP tons.

                      Table E

1.   Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

	(Amounts in thousands)
	Six Months Ended
	June 30
	2013	2012
Cash Payments
Interest (exclusive of amount capitalized)	$100,598	$103,626
Income taxes	9,087	9,074
Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	232	-
Accrued liabilities for purchases of property, plant & equipment	4,212	3,890

2.   Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow," "Aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings."  Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.  Likewise, aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP.  We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  The investment community often uses these metrics as indicators of a company's ability to incur and service debt.  We use free cash flow, Aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company.  We do not use these metrics as a measure to allocate resources.  Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.  Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)
	Six Months Ended
	June 30
	2013	2012
Net cash used for operating activities	$(45,345)	$(3,061)
Purchases of property, plant & equipment	(60,041)	(33,584)
Free cash flow	$(105,386)	$(36,645)

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Aggregates segment
Gross profit	$127,120	$111,837	$151,906	$145,886
DDA&A	56,598	61,663	112,486	124,023
Aggregates segment cash gross profit	$183,718	$173,500	$264,392	$269,909

                          Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA, Cash Earnings and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Reconciliation of Net Loss to EBITDA and Cash Earnings

Net earnings (loss)	$28,772	$(18,283)	$(26,064)	$(70,336)
Provision for (benefit from) income taxes	6,151	(17,749)	(32,666)	(56,145)
Interest expense, net	50,873	53,687	103,623	105,954
(Earnings) loss on discontinued operations, net of taxes	1,356	1,298	(5,427)	(3,700)
EBIT	87,152	18,953	39,466	(24,227)
Plus: Depreciation, depletion, accretion and amortization	76,961	84,116	152,557	169,283

EBITDA	$164,113	$103,069	$192,023	$145,056
Less: Interest expense, net	(50,873)	(53,687)	(103,623)	(105,954)
Current taxes	(989)	(2,314)	3,416	6,312
Cash earnings	$112,251	$47,068	$91,816	$45,414

Adjusted EBITDA and Adjusted EBIT

EBITDA	$164,113	$103,069	$192,023	$145,056
Gain on sale of real estate and businesses	(22,961)	(12,342)	(26,220)	(18,321)
Restructuring charges	-	4,551	1,509	5,962
Exchange offer costs	-	32,060	-	42,125
Adjusted EBITDA	$141,152	$127,338	$167,312	$174,822
Less: Depreciation, depletion, accretion and amortization	76,961	84,116	152,557	169,283
Adjusted EBIT	$64,191	$43,222	$14,755	$5,539

EBITDA Bridge		Three Months Ended	Six Months Ended
(Amounts in millions)		June 30	June 30
	2012 Actual EBITDA	$103	$145
Plus:	Gain on sale of real estate and businesses	(12)	(18)
	Restructuring charges	4	6
	Exchange offer costs	32	42
2012 Adjusted EBITDA		127	175

Increase / (Decrease) due to
Aggregates:	Volumes	5	(5)
	Selling prices	15	28
	Costs and other items	(9)	(29)
Concrete		1	-
Asphalt Mix		4	7
Cement		5	6
Selling, administrative and general expenses		(3)	(3)
Other		(4)	(11)
2013 Adjusted EBITDA		141	168

Plus:	Gain on sale of real estate and businesses	23	26
	Restructuring charges	-	(2)
	2013 Actual EBITDA	$164	$192